Notice to Shareholders

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

  Elect trustees for the fund.* The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

-------------------------------- --------------- -------------- ----------------
            Trustee                   For          Withheld      Percentage For
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
John J. Brennan                  7,229,259,307   127,171,778    98.3%
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-------------------------------- --------------- -------------- ----------------
Charles D. Ellis                 7,227,788,897   128,642,188    98.3
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
Rajiv L. Gupta                   7,220,234,293   136,196,792    98.1
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
JoAnn Heffernan Heisen           7,224,754,848   131,676,236    98.2
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
Burton G. Malkiel                7,219,422,160   137,008,925    98.1
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
Alfred M. Rankin, Jr.            7,227,745,570   128,685,515    98.3
-------------------------------- --------------- -------------- ----------------
-------------------------------- --------------- -------------- ----------------
J. Lawrence Wilson               7,219,712,368   136,718,717    98.1
-------------------------------- --------------- -------------- ----------------
*Results are for all funds within the same trust.

o Change the fund's policy on investing in other mutual funds. This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

------------------- -------------- -------------- ----------------- ------------
       For             Against        Abstain          Broker        Percentage
                                                      Non-Votes          For
------------------- -------------- -------------- ----------------- ------------
------------------- -------------- -------------- ----------------- ------------
2,958,563,352       127,278,340    56,807,036     289,922,076       86.2%
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